Exhibit 4.14
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of registered securities of The Carlyle Group Inc. is intended as a summary only and therefore is not a complete description. As used in this “Description of Securities,” the terms “Company,” “we,” “our” and “us” refer to The Carlyle Group Inc., a Delaware corporation, and do not, unless the context otherwise indicates, include our subsidiaries.
DESCRIPTION OF CAPITAL STOCK
The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed by us with the Securities and Exchange Commission and are incorporated herein by reference, and applicable provisions of Delaware law.
Our purpose is to engage directly or indirectly in any business activity that is approved by our board of directors in its sole discretion and that lawfully may be conducted by a corporation organized pursuant to the Delaware General Corporation Law (the “DGCL”). Our authorized capital stock consists of 100,000,000,000 shares of common stock, par value $0.01 per share, and 1,000,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Except as otherwise required by law or as expressly provided in our certificate of incorporation, holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to applicable law and any contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences senior to or on parity with our common stock, the holders of shares of our common stock will be entitled to receive a pro rata portion of our remaining assets available for distribution.
The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Preferred Stock
Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock out of our authorized and unissued shares of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of our certificate of incorporation, any shares of preferred stock may be so designated and the rights, powers and preferences thereof may be fixed as described below by our board of directors, and such shares will be available for issuance, without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•	the voting powers, if any, of the holders of the series.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. In either case, the corporation must also have sufficient lawfully available funds to pay the dividend. Declaration and payment of any dividend will be subject to the discretion of our board of directors.
Annual Stockholder Meetings
Our certificate of incorporation and bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law and determined by our board of directors, we may conduct meetings solely by means of remote communications, including by webcast.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our certificate of incorporation, bylaws, and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of us or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Business Combinations
We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not for purposes of determining the number of shares owned by the interested stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder (other than on other than a pro rata basis with other stockholders). Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns or if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors to avoid the restrictions on business combinations that would apply if the stockholder became an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Removal of Directors; Vacancies and Newly Created Directorships
Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, the directors divided into classes may be removed only for cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. If, at the same meeting at which a director is so removed, the stockholders holding a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors nominate a replacement director, such nomination shall not be subject to the nomination procedures that otherwise apply and stockholders holding a majority in voting power of all outstanding shares of stock entitled to vote on the election of such director may vote to elect a replacement director. Subject to the foregoing, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.
Loss of Voting Rights
If at any time any person or group (other than our former general partner and its affiliates, a direct or indirect transferee of our former general partner or its affiliates (provided that, with respect to any indirect transferee, our board of directors shall have provided such transferee with written notification that this limitation shall not apply) or a person or group that has acquired such stock with the prior approval of our board of directors or our former general partner) beneficially owns 20% or more of any class of our stock then outstanding, that person or group will lose voting rights on all of its shares our stock and such shares of stock may not be voted on any matter as to which the holders of such shares of stock may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders, calculating required votes, determining the presence of a quorum or for other similar purposes, in each case, as applicable and to the extent the holders of such shares of stock are entitled to any vote.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.
Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors up for election at each annual meeting.
Special Stockholder Meetings
Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors or stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes for which a meeting is proposed. The DGCL and our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
Our certificate of incorporation establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors or with respect to any directors elected by the holders of one or more series of our preferred stock. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal office no later than the close of business on the 90th day, nor earlier than the closer of business on the than 120th day, prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our certificate of incorporation also specifies requirements as to the form and content of a stockholder’s notice. Our certificate of incorporation allows our board of directors to adopt rules and regulations for the conduct of meetings of stockholders which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not permit our common stockholders to act by consent in writing, unless such action is consented to by our board of directors in writing or by electronic transmission.
The combination of the classification of our board of directors, the lack of cumulative voting and the loss of voting rights by any person or group that beneficially owns 20% or more of any class of our stock then outstanding (subject to certain exceptions) will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Subject to certain exceptions, pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent otherwise in writing, any (1) derivative action or proceeding brought on behalf of our Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of our Company to our Company or our Company’s stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as either may be amended or restated) or (4) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. Any person who acquires an interest in any shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in any business ventures of (a) our former general partner, (b) any person who is or was a “tax matters partner” (as defined in the U.S. Internal Revenue Code of 1986, as amended, the “Code” as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, officer or director of Carlyle or our former general partner, (c) any officer or director of Carlyle or our former general partner who is or was serving at the request of Carlyle or our former general partner as an officer, director, employee, member, partner, “tax matters partner” (as defined in the Code as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, agent, fiduciary or trustee of another person (subject to certain limitations), (d) any person who controls our former general partner, and (e) certain other persons designated by the Corporation (collectively, the “Indemnitees”), except with respect to any corporate opportunity expressly offered to any Indemnitee solely through their service to us or our subsidiaries. Our certificate of incorporation provides that each Indemnitee has the right to engage in businesses of every type and description, including business interests and activities in direct competition with our business and activities. Our certificate of incorporation also waives and renounces any interest or expectancy that we may have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to the Indemnitees. Our certificate of incorporation also provides that the Indemnitees shall not be liable to us, any of our stockholders or any other person who acquires an interest in any shares of capital stock of our company by reason that such Indemnitee(s) pursues or acquires a business opportunity for itself, directs such opportunity to another person, does not communicate such opportunity or information to us or our subsidiaries or, to the fullest extent permitted by applicable law, uses information in the possession of us or our subsidiaries to acquire or operate a business opportunity.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, directly or through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
Our certificate of incorporation generally provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL in actions, suits or proceedings not commenced by them. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification by us pursuant to our certificate of incorporation is sought. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar
The transfer agent and registrar for common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300 or (800) 937-5449.
Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “CG.”
DESCRIPTION OF DEBT SECURITIES
The following description of our registered debt securities is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and Supplemental Indentures (each as hereinafter defined and, collectively, the “Indentures”). Copies of the Base Indenture and Supplemental Indentures have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits 4.15, 4.16, and 4.18, respectively, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and are incorporated by reference herein.
General
The Company, Carlyle Holdings I L.P., Carlyle Holdings II L.L.C., CG Subsidiary Holdings L.L.C. and Carlyle Holdings III L.P., each indirect subsidiaries of the Company (together with the Company, the “Initial Guarantors”), and Carlyle Finance L.L.C., an indirect subsidiary of the Company (the “Issuer,” and together with the Guarantors (as defined below), the “Credit Parties”), entered into a subordinated indenture, dated May 11, 2021 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated May 11, 2021 (the “First Supplemental Indenture”), and the second supplemental indenture, dated June 8, 2021 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance by the Issuer of $500,000,000 aggregate principal amount of 4.625% Subordinated Notes due 2061 (the “Notes”). The Notes have been registered under the Securities Act of 1933, as amended, by a shelf registration statement on Form S-3ASR (Registration No. 333-236397), as amended by the post-effective amendment no. 1 thereto (as amended, the “Registration Statement”). The Notes are issued in book-entry form in denominations of $25 and multiples of $25 in excess thereof. As of February 25, 2022, $500,000,000 aggregate principal amount of the Notes was outstanding.
Maturity
The Notes will mature on May 15, 2061.
Principal and Interest
Subject to applicable law and subject to any optional deferral period, as described below, interest on the Notes accrue at an annual rate equal to 4.625%, and are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2021, each of which we refer to as an interest payment date, to the record holders at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, as applicable (whether or not a business day), subject to certain exceptions.
Interest payments will include accrued interest from, and including, May 11, 2021, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period is computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).
Amounts due on the stated maturity date or earlier redemption or repurchase date of the Notes will be payable at the corporate trust office of the Trustee, initially at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262, Attention: Corporate Trust Administration. The Issuer will make payments of principal, premium, if any, redemption or repurchase price and interest in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Trustee will initially act as paying agent for payments with respect to the Notes. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Issuer will be required to maintain a paying agent in each place of payment for the Notes. All moneys paid by the Issuer to a paying agent for the payment of principal, interest, premium, if any, or the repurchase or redemption price on Notes which remain unclaimed at the end of two years after such principal, interest, premium or redemption or repurchase price has become due and payable will be repaid to the Issuer upon written request, and the holder of such Notes thereafter may look only to the Issuer for payment thereof.
Neither the Issuer nor the Trustee will impose any service charge for any transfer or exchange of a Note. However, the Issuer may require you to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.
The Issuer is not required to transfer or exchange any Notes selected for redemption for a period of 15 days before mailing of a notice of redemption of the Notes to be redeemed.
Interest not paid on any interest payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the Notes until paid. References to “interest” include interest accruing on the Notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.
If any interest payment date, stated maturity date or earlier redemption or repurchase date falls on a day that is not a business day in The City of New York, the Issuer will make the required payment of principal, premium, if any, redemption or repurchase price and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption or repurchase date, as the case may be, to the next business day.
As used in the Indenture, the term “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on, or any repurchase or redemption price of, the Notes are payable.
Option to Defer Interest Payments
So long as no Event of Default (as defined below) with respect to the Notes has occurred and is continuing, the Issuer may, on one or more occasions, defer interest payments on the Notes for one or more optional deferral periods of up to five consecutive years without giving rise to an Event of Default under the terms of the Notes. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration, repurchase or redemption of the Notes. During an optional deferral period, interest will continue to accrue on the Notes, and deferred interest payments will accrue additional interest at the then applicable interest rate on the Notes, compounded quarterly as of each interest payment date to the extent permitted by applicable law. During an optional deferral period, the Issuer will be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an optional deferral period will be due and payable on the Notes until the end of such optional deferral period except upon an acceleration, repurchase or redemption of the Notes during such deferral period.

At the end of five years following the commencement of an optional deferral period, the Issuer must pay all accrued and unpaid deferred interest, including compounded interest if it has not been paid before that time. If, at the end of any optional deferral period, the Issuer has paid all deferred interest due on the Notes, including compounded interest, the Issuer can again defer interest payments on the Notes as described above.
The Issuer will provide to the Trustee and the holders of Notes written notice of any deferral of interest or continuation of deferral of interest at least two and not more than 60 business days prior to the applicable interest payment date. The Issuer has no present intention of exercising its right to defer payments of interest.
Payment Restrictions During a Deferral Period
After the commencement of an optional deferral period, until all accrued and unpaid interest on the Notes has been paid, the Issuer and the Guarantors will not:
•declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s or the Guarantors’ equity interests (which includes common and preferred stock);
•make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Notes (as defined below) or Indebtedness Ranking Junior to the Notes (as defined below); or
•make any guarantee payments with respect to any guarantee by the Issuer or any Guarantor of any securities of any of their respective subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Notes.
None of the foregoing, however, shall restrict:
•distributions or other payments to The Carlyle Group Inc. or any direct or indirect wholly owned subsidiary of The Carlyle Group Inc.;
•dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Issuer’s or the Guarantors’ equity interests where the dividend equity interests or equity interests issuable upon exercise of such options, warrants or other rights is the same equity interests as that on which the dividend or distribution is being paid or ranks equally with or junior to such equity interests;
•any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of equity interests under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;
•as a result of a reclassification of any series or class of the Issuer’s or the Guarantors’ equity interests or the exchange or conversion of one class or series of the Issuer’s or the Guarantors’ equity interests for or into another class or series of the Issuer’s or the Guarantors’ equity interests;
•the purchase of fractional interests in shares of the Issuer’s or the Guarantors’ equity interests pursuant to an acquisition or the conversion or exchange provisions of such equity interests or the security being converted or exchanged;
•purchases or acquisitions, including the net settlement, of shares of the Issuer’s or the Guarantors’ equity interests in connection with any employment contract, benefit plan, equity incentive plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or satisfaction of the Issuer’s and the Guarantors’

obligations under any dividend reinvestment plan or director, officer, agent, consultant or employee stock purchase plans;
•any exchange, redemption or conversion of any class or series of the Issuer’s or the Guarantors’ equity interests, or the equity interests of one of their respective subsidiaries, for any other class or series of the Issuer’s or the Guarantors’ equity interests, or of any class or series of their respective Indebtedness (as defined below) for any class or series of equity interests;
•any exchange, redemption, repayment, repurchase or conversion of any of the Issuer’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes for any of the Issuer’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes, including any such indebtedness convertible into equity interests;
•purchases or acquisitions of, or payments in respect of, shares of the Issuer’s or the Guarantors’ equity interests in connection with satisfaction of the Issuer’s or the Guarantors’ obligations under any contract or security entered into before and not entered into in anticipation of the commencement of the optional deferral period in compliance with the terms of the Indenture, including the Deferred Payments;
•payment of current or deferred interest on the Issuer’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes made pro rata to the amounts due on such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes and the Notes and (ii) payment of principal or current or deferred interest on the Issuer’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes that, if not made, would cause a breach of the terms of the instrument governing such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes;
•the payment of any dividend or distribution on the Issuer’s or the Guarantors’ equity interests within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Indenture on the date of declaration; and
•the redemption of securities ranking on a parity with the Notes or securities ranking junior to the Notes, within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Indenture.
Notwithstanding the foregoing, the terms of the Notes will not restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.
“Deferred Payments” means payments by The Carlyle Group Inc. and/or its subsidiaries to former holders of partnership units of Carlyle Holdings required by the terms of the Conversion, in an amount not to exceed $225.0 million.
Note Guarantees
The obligations of the Issuer pursuant to the Notes and the Indenture, including any redemption obligation resulting from a Tax Redemption Event (as defined below) or a “rating agency event,” will be fully and unconditionally guaranteed (the “Note Guarantees”), jointly and severally, on a subordinated basis, by each of the Initial Guarantors and any Additional Guarantors as defined below (Additional Guarantors, if any, together with the Initial Guarantors, the “Guarantors”).

Any New Carlyle Entity as defined below (other than a Non-Guarantor Entity) must provide a Note Guarantee, whereupon such New Carlyle Entity shall be an “Additional Guarantor.”
Other than the Issuer, Carlyle Holdings, CG Subsidiary Holdings L.L.C. and any Additional Guarantor, none of the subsidiaries of The Carlyle Group Inc. will guarantee or have any obligation in respect of the Notes. The Issuer is a finance subsidiary with no operations or assets other than in such capacity, and Carlyle Holdings are holding partnerships or companies that hold equity interests in operating entities. The Carlyle Group Inc. is a holding company with no operations or assets other than in such capacity. The Issuer and the Initial Guarantors depend upon funds from the Initial Guarantors’ respective subsidiaries to meet their obligations in respect of the Notes or the Note Guarantees, as applicable. Accordingly, the credit character of the Notes is comparable to debt issued by a holding company.
Each Note Guarantee will be a general unsecured obligation of the relevant Guarantor and will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law or Quebec law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes or a Guarantor may have effectively no obligation under its Note Guarantee.
The Note Guarantee of a Guarantor will terminate if:
•such Guarantor is not The Carlyle Group Inc. and is sold or disposed of (whether by merger, consolidation or the sale of all or substantially all of its assets) to an entity that is not required to become a Guarantor, if such sale or disposition is otherwise in compliance with the Indenture, including the covenant described below under “—Consolidation, Merger, Sale of Assets and Other Transactions,”
•such Guarantor is designated a Non-Guarantor Entity in accordance with the Indenture, or
•the Issuer effects a defeasance or discharge of the Notes, as provided below under “—Defeasance and Covenant Defeasance.”
“New Carlyle Entity” means any subsidiary (other than a directly or indirectly wholly owned subsidiary) of The Carlyle Group Inc. other than (i) a then-existing Guarantor, (ii) any Person in which The Carlyle Group Inc. directly or indirectly owns its interest through one or more then-existing Guarantors or (iii) any Person through which The Carlyle Group Inc. directly or indirectly owns its interests in one or more then-existing Guarantors.
“Non-Guarantor Entity” means any Person designated by the Issuer as such in accordance with the Indenture. The Indenture will provide that the Issuer may designate any Person as a Non-Guarantor Entity if (1) such Person is directly or indirectly wholly owned by one or more Credit Parties or (2) such Person, together with all then-existing Non-Guarantor Entities designated pursuant to this clause (2) on a combined and consolidated basis and taken as a whole, would not constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of The Carlyle Group Inc. (the foregoing, the “Non-Guarantor Limitation”). The Issuer may also, from time to time, remove the designation of any Person as a Non-Guarantor Entity and must remove the designation as to one or more Non-Guarantor Entities designated pursuant to clause (2) of the immediately preceding sentence to the extent as of the end of any fiscal quarter such Non-Guarantor Entities exceed the Non-Guarantor Limitation. Any such designation or removal by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Issuer’s sole member giving effect to such designation or removal, and in the case of a designation, a certificate of the chief financial officer, chief accounting officer or other senior executive officer of The Carlyle Group Inc. certifying that such designation complied with the foregoing provisions.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
The Notes and Note Guarantees are obligations of the Credit Parties and are not obligations of the subsidiaries of the Credit Parties, other than a subsidiary that is itself one of the Credit Parties. The Credit Parties do not conduct material independent operations and substantially all of their operations are conducted through subsidiaries of the Guarantors. The Issuer’s cash flow and ability to service debt, including the Notes, depend upon receiving loans, advances and other payments from the Guarantors and their subsidiaries. The Guarantors will depend on the distribution of earnings, loans or other payments by their subsidiaries to make such payments to the Issuer. These subsidiaries are separate and distinct legal entities and they have no obligation to pay any amounts due on the Notes or to provide the Credit Parties with funds to satisfy any payment obligations with respect to the Notes. In addition, any payment of dividends, distributions, loans or advances by subsidiaries of the Guarantors could be subject to statutory or contractual restrictions. Payments due to the Guarantors by their respective subsidiaries will also be contingent upon the earnings and business considerations of such subsidiaries. The Guarantors’ right to receive any assets of any of their respective subsidiaries, as a common equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, policyholder liabilities and other payables, and claims of preferred equity-holders, if any. In addition, certain direct and indirect wholly-owned subsidiaries of the Initial Guarantors are obligors under our senior credit facility and certain CLO term loans, but will not be Guarantors of the Notes. Moreover, the Notes are unsecured. Thus, even if any of the Credit Parties were a creditor of any Credit Party’s subsidiary, its rights as a creditor would be effectively subordinated to such subsidiary’s secured indebtedness to the extent of the value of the collateral securing such indebtedness and would be subordinated to such subsidiary’s indebtedness that is senior to that held by the Credit Parties.
Subordination of the Notes and the Note Guarantees
The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Note Guarantee will:
•be subordinate and rank junior in right of payment to all existing and future Senior Indebtedness (as defined below) of the Issuer or the relevant Guarantor;
•rank equal in right of payment with all existing and future Indebtedness Ranking on a Parity with the Notes (as defined below) of the Issuer or the relevant Guarantor;
•be effectively subordinated to all existing and future secured Indebtedness of the Issuer or the relevant Guarantor, to the extent of the value of the assets securing such Indebtedness; and
•be structurally subordinated in right of payment to all existing and future Indebtedness, liabilities and other obligations (including policyholder liabilities and other payables) of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor.
The Indenture will not contain any limitations on the amount of additional Indebtedness that the Issuer or any of the Guarantors or their respective subsidiaries may incur, including Senior Indebtedness.
Upon any payment or distribution of assets to creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings, the holders of Senior Indebtedness of the Issuer or the relevant Guarantor will first be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due, including interest accruing after the filing of a bankruptcy or insolvency proceeding on or in respect of such Senior Indebtedness before the holders of the Notes will be entitled to receive or retain any payment in respect of the Notes or the relevant Note Guarantee.

In the event of the acceleration of the maturity of the Notes, the holders of all Senior Indebtedness of the Issuer or the relevant Guarantor outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the Notes will be entitled to receive or retain any payment in respect of the Notes or the relevant Note Guarantee.
In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, no payments on account of principal or premium, if any, or interest in respect of the Notes may be made, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other satisfactory consideration.
As of February 25, 2022, the Issuer and the Guarantors had in the aggregate $1,375.0 million in outstanding Senior Indebtedness, no Indebtedness Ranking on a Parity with the Notes, and no Indebtedness Ranking Junior to the Notes.
“Senior Indebtedness” shall mean all Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes, and any deferrals, renewals or extensions of such Senior Indebtedness. Senior Indebtedness does not include obligations to trade creditors created or assumed by us in the ordinary course of business, which will rank pari passu with the Notes in right of payment upon liquidation.
“Indebtedness Ranking on a Parity with the Notes” shall mean Indebtedness, whether outstanding on the date of first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Notes in right of payment upon the Issuer’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking on a Parity with the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Notes.
“Indebtedness Ranking Junior to the Notes” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Notes (and any Indebtedness Ranking on a Parity with the Notes) in right of payment upon the Issuer’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking Junior to the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Notes.
“Indebtedness” shall mean (a) any obligation of, or any obligation guaranteed by, the Issuer or any Guarantor for which such Person is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (i) indebtedness for money borrowed, (ii) indebtedness evidenced by securities, bonds, debentures, Notes or other similar written instruments, (iii) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations under “keep-well” agreements required by insurance regulators or (vi) any obligation referred to in (i) through (v) above of other persons secured by any lien on any property or asset of the Credit Parties (to the extent of the value of such property or asset subject to such lien) and (b) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts), swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the Notes or thereafter created, assumed or incurred.

Limitations on Liens
The Indenture provides that the Credit Parties will not, and will not cause or permit any of their respective subsidiaries to, create, assume, incur or guarantee any Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes, in each case, that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other indebtedness of or guarantee by, the Credit Parties ranking equally in right of payment with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all such other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other indebtedness is so secured.
“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of The Carlyle Group Inc. or is merged into a direct or indirect subsidiary of The Carlyle Group Inc. (provided such liens are not created or incurred in connection with such transaction and do not extend to any other subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith and (c) other liens of a similar nature as those described above. This covenant will not limit the ability of the Credit Parties or their subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective subsidiaries.
Consolidation, Merger, Sale of Assets and Other Transactions
None of the Credit Parties shall be party to a Substantially All Merger or participate in a Substantially All Sale, unless:
•the Credit Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Party”) is organized under the laws of the United States or any state thereof or, other than with respect to the Issuer, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing (collectively, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under the Indenture;
•immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and
•the Issuer delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
For as long as any Notes remain outstanding, all equity and voting interests of the Issuer must be owned directly or indirectly by one or more Guarantors and each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.
“Credit Group” means the Credit Parties and the Credit Parties’ direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) taken as a whole.
“Substantially All Merger” means a merger or consolidation of one or more Credit Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.
Any Person that becomes a Successor Party pursuant to this covenant will be substituted for the applicable Credit Party in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor Party may exercise the rights and powers of the applicable Credit Party under the Indenture, and, except in the case of a lease, the prior Credit Party will be released from all of its liabilities and obligations under the Indenture and under the Notes and the Note Guarantees.
Any substitution of a Successor Party for the applicable Credit Party might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for “new” Notes, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the Notes. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.
Optional Redemption of the Notes
We may redeem the Notes in increments of $25 principal amount:
•in whole at any time or in part from time to time on or after May 15, 2026, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption; provided, however, that pursuant to the Second Supplemental Indenture, we will covenant not to exercise this optional redemption prior to June 15, 2026 with respect to any of the Notes;
•as provided below under “—Tax Redemption;” or
•in whole, but not in part, at any time prior to May 15, 2026, within 90 days of the occurrence of a “rating agency event,” at a redemption price equal to 102% of their principal amount plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the date of redemption.
 “Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time that the Notes would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.
If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the procedures of the depository. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. If the Notes are held in definitive form, the Trustee will so select by lot.
Notice of redemption will be mailed to each holder of Notes to be redeemed not less than 15 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Notes to be redeemed; that on the redemption date the redemption price will become due and payable and that interest will cease to accrue; the place or places where such Notes are to be surrendered for payment of the redemption price; and the CUSIP number of the Notes to be redeemed. Any notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction. In the case of any partial redemption, selection of the Notes for redemption will be selected for redemption by DTC in accordance with its operating procedures. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.
By no later than 11:00 a.m. (New York City time) on the redemption date, the Issuer will deposit or cause to be deposited with the Trustee or with another paying agent (or, if any of the Credit Parties is acting as the Issuer’s paying agent with respect to the Notes, such Credit Party will segregate and hold in trust as provided in the Indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date) accrued interest on, all of the Notes or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the Notes to be redeemed, and interest, if any, on the Notes to be redeemed will cease to accrue from and after that date. Upon surrender of any such Notes for redemption, the Issuer will pay those Notes surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.
Any debt securities to be redeemed only in part must be surrendered at the office or agency established by the Issuer for such purpose, and the Issuer will execute, and the Trustee will authenticate and deliver to a holder without service charge, new Notes of the same series and of like tenor, of any authorized denomination as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the principal of the Notes that holder surrenders.
On and after the date of redemption, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless we default in the payment of the redemption amount.
Tax Redemption
If a Tax Redemption Event occurs prior to the maturity date of the Notes, the Issuer may redeem the Notes, in whole but not in part, within 120 days of the occurrence of the Tax Redemption Event, on notice given not more than 60 days nor less than 15 days prior to such date of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
“Tax Redemption Event” means that the Issuer will have received an opinion of counsel of recognized standing with respect to U.S. federal income tax matters or an opinion of a “Big Four” accounting firm (or successor thereto) that, in each case, is experienced in such matters to the effect that, as a result of any:
•amendment to, clarification of, or change in (including any promulgation, enactment, execution or modification of) the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;
•(x) proposed amendment to, clarification of, or change in those laws or regulations that is announced after the initial issuance of the Notes or (y) material development occurring after the initial issuance of the Notes with respect to any proposed amendment to, clarification of, or change in those laws or regulations (whether or not such proposed change was announced before the initial issuance of the Notes);
•official administrative pronouncement (including a private letter ruling, notice, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any pronouncement, ruling, regulatory procedure or regulation) interpreting, clarifying or applying those laws or regulations enumerated in the preceding bullet points, by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Notes; or
•threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against us or becomes publicly known on or after the initial issuance of the Notes;
there is more than an insubstantial increase in the risk that interest accruable or payable by the Issuer on the Notes is not, or within 365 days of the date of the opinion will not be, deductible by the Issuer in whole or in part, for U.S. federal income tax purposes.
Events of Default, Notice and Waiver
The following shall constitute “Events of Default” under the Indenture with respect to the Notes:
•the Issuer’s failure to pay any interest, including compounded interest, on the Notes when due and payable after taking into account any optional deferral period as set forth in the Indenture, continued for 30 days;
•the Issuer’s failure to pay principal (or premium, if any) on any Notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;
•any Credit Party’s failure to observe or perform any other covenants or agreements with respect to the Notes for 90 days after the Issuer receives notice of such failure from the Trustee or 90 days after the Issuer and the Trustee receive notice of such failure from the holders of at least 25% in aggregate principal amount of the outstanding Notes;
•certain events of bankruptcy, insolvency or reorganization of the Issuer or of any Guarantor (other than an Insignificant Guarantor); and
•a Note Guarantee of any Guarantor (other than an Insignificant Guarantor) ceases to be in full force and effect or is declared to be null and void and unenforceable or such Note Guarantee is found to be invalid or a Guarantor (other than an Insignificant Guarantor) denies its liability under its Note Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).
A default also includes, for example, a failure to pay interest when due if the Issuer does not give a timely written notice of its election to commence or continue a deferral period. If the Issuer does not give a timely written notice of its election to commence or continue a deferral period and fails to pay interest when due, any holder of Notes may seek to enforce its obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an Event of Default as described above.
If the Issuer gives a timely written notice of its election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no default arises from the Issuer’s non-payment of interest on such interest payment date.
“Insignificant Guarantor” means a Guarantor (or a group of Guarantors taken together) that would not, on a combined and consolidated basis and taken as a whole together with all then-existing Non-Guarantor Entities designated pursuant to clause (ii) of the definition of Non-Guarantor Entity, as set forth above under the caption “—Note Guarantees,” constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of The Carlyle Group Inc.

If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare, by notice as provided in the Indenture, the principal amount of all outstanding Notes to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization with respect to the Issuer, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.
Any past default under the Indenture with respect to the Notes, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all outstanding Notes, except in the case of (i) a default in the payment of the principal of (or premium, if any) or interest on any note, or the redemption price in connection with any redemption of Notes, or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each note affected.
The Trustee is required within 90 days after the occurrence of a default (of which a responsible trust officer of the Trustee has received written notice and is continuing), with respect to the Notes (without regard to any grace period or notice requirements), to give to the holders notice of such default; provided that except in the case of a default in the payment of principal of (or premium, if any) or interest on any note, or the redemption price in connection with any redemption of Notes, the Trustee may withhold notice if and so long as a committee of responsible trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders.
The Trustee shall not be deemed to have notice of any default or Event of Default unless written notice of such default or Event of Default, as the case may be, has been received by a responsible officer of the Trustee at the corporate trust office of the Trustee, and such notice references the Notes and the Indenture.
The Trustee, subject to its duties during a default to act with the required standard of care, may require indemnification by the holders, reasonably satisfactory to the Trustee, with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
No holder of Notes may institute any action against the Credit Parties under the Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such Notes in accordance with its terms) unless (i) the holder has given to a responsible trust officer of the Trustee written notice of an Event of Default and of the continuance thereof with respect to the Notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding Notes under the Indenture shall have requested the Trustee to institute such action and offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the Trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the Notes.
The Issuer is required to furnish the Trustee annually a statement by certain of its officers to the effect that, to the best of their knowledge, the Issuer is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes
Each holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the holder or beneficial owner intends that the Notes constitute indebtedness, and will treat the Notes as indebtedness, for all U.S. federal, state and local tax purposes.
Defeasance and Covenant Defeasance
Except as prohibited by the Indenture, if the Issuer deposits with the Trustee sufficient money or United States government obligations, or both, to pay the principal of, premium, if any, and interest on, the Notes on the scheduled due dates therefor, then at the Issuer’s option the Issuer may be discharged from certain of its obligations with respect to the Notes or elect that its failure to comply with certain restrictive covenants, including those described in “—Consolidation, Merger, Sale of Assets and Other Transactions” and “—Limitations on Liens” and the requirement to add Additional Guarantors as described in “—Note Guarantees” will not be deemed to be or result in a default or an Event of Default under the Notes.
Modification and Waiver
The Issuer, the Guarantors and the Trustee may modify the Indenture in a manner that affects the interests or rights of the holders of Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding. However, the Indenture will require the consent of each holder of Notes affected by any modification which would:
•change the fixed maturity of, or any installment of principal or interest on, the Notes;
•reduce the principal amount of the Notes payable at or upon acceleration of the maturity thereof, or reduce the rate or extend the time of payment of interest thereon;
•reduce any premium payable upon the redemption or change the date on which the Notes must be redeemed;
•change the currency in which the Notes or any premium or interest is payable;
•impair the right to enforce any payment on or with respect to the Notes;
•reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
•modify the subordination provisions of the Notes in any manner adverse to the holders;
•modify the Note Guarantees in any manner adverse to the holders; or
•modify any of the above bullet points.
The Issuer, the Guarantors and the Trustee may also modify and amend the Indenture without the consent of any holders of Notes to:
•add covenants that would benefit the holders of any Notes or surrender any right or power the Indenture confers upon the Issuer or any Guarantor;
•evidence the assumption of the Issuer’s obligations or the obligations of any Guarantor under the Indenture by a successor;

•add any additional events of default for the benefit of the holders of any Notes;
•add new Guarantors;
•provide for the release of any Guarantor in accordance with the Indenture;
•secure the Notes;
•provide for a successor Trustee;
•provide for the issuance of additional Notes;
•establish forms or terms for Notes of any series;
•comply with the rules of any applicable depositary;
•add or change any provisions of the Indenture to permit or facilitate the issuance of Notes in uncertificated form;
•add, change or eliminate any of the provisions of the Indenture so long as such addition, change or elimination (i) does not apply to or modify the rights of the holders of Notes of any series created prior to such addition, change or elimination and (ii) becomes effective only when there are no Notes created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;
•cure any ambiguity, correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision therein;
•make any change that does not adversely affect the rights of any holder of Notes in any material respect; or
•conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” contained in the prospectus and the applicable prospectus supplement.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
The Indenture permits the holders of at least a majority in aggregate principal amount of the outstanding Notes, or of any other series of debt securities issued under the Indenture, as it may be supplemented, which is affected by the modification or amendment, to waive compliance with certain covenants contained in the Indenture. The Issuer shall provide to the Trustee an officers’ certificate and an opinion of counsel, each stating that any supplement, amendment or modification of the Indenture is authorized or permitted by the terms of the Indenture and that all conditions precedent to such supplement, amendment or modification have been satisfied.
Sinking Fund
The Notes do not provide for any sinking fund.
Listing
The Notes are listed on The Nasdaq Global Select Market under the symbol “CGABL”.

 Governing Law
The Indenture, Notes and Note Guarantees will be governed by, and construed in accordance with, the internal laws of the State of New York.
Trustee
The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A.
Book-Entry; Delivery and Form
The Notes initially were issued in book-entry form and represented by one or more global Notes. The global Notes were deposited with, or on behalf of, DTC, New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”) (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Unless and until it is exchanged for individual certificates evidencing Notes under the limited circumstances set forth in the indenture, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
Transfers of ownership interests in global Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global Notes except under the limited circumstances set forth in the indentures.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC or its nominee. If the Notes are not held in definitive form, and if less than all of the Notes are being redeemed, the amount of the interest of each direct participant in the Notes to be redeemed will be determined in accordance with DTC’s procedures. In any case where a vote may be required with respect to the Notes, neither DTC nor Cede & Co. will give consents for or vote the global Notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.
Principal and interest payments on the Notes will be made to Cede & Co., as nominee of DTC.